Exhibit 10.3

ALMORLI
February 22, 2017 Gentlemen:
The purpose of this Agreement is to set forth the Terms of our Agreement with respect to the compensation Almorli Advisors Inc or its Designees (“AA”) are to receive for assisting and advising Acacia Diversified Holdings, Inc. or related entities (the “Company”) in obtaining Financing as well as Consulting and Due Diligence Services (“Financing” ). Obtaining such Financing will primarily be focused on four groups: Private Equity Firms; Hedge Funds; Venture Capital Firms investing in Public Cos. and Family Offices. It is expected that such Investment shall be in the form of Common Stock with and without Warrants and or Convertible Securities / Debentures (” Investor”).
At closing of Financing (Financings), AA will receive, by Wire Transfer, from the Company, a Cash Fee of 10% of the total Capital provided and to be provided ( Fees shall be paid to AA when such Capital is received by the Company ) to the Company by Investor (Investors) introduced to the Company by AA.
This Agreement is to be applied to any and all transactions and Financings, present and future, between AA and the Company and Investors introduced to the Company by AA, including subsequent, follow-up, renegotiated and new transactions ( Non-Circumvention ). The Company Agrees that it will not engage in any type of Agreements or Financings with such Investors who are introduced to the Company by AA without AA being compensated as per this Agreement as well as AA being a part of any and all such Agreements and or Financings with those Investors.

It is understood that AA will have no authority to enter into any commitments on the Company’s behalf or to hold any funds or securities in connection with the Financing. The Term of this Agreement is for a period of twenty four (24) months from the Date of Signing unless terminated earlier in writing on thirty days prior written notice or extended in writing and Agreed to by both parties. This Agreement and any and all Fees Due AA shall survive the Termination of this Agreement in the event the Company is Funded by Investors introduced to the Company by AA who Fund the Company after the Termination of this Agreement.
This Agreement is governed by the laws of the State of New York. In the event of any proceeding arising or related to this Agreement, the prevailing party shall be entitled to recover from the losing party all of its costs and expenses incurred in connection with such proceeding, including court costs, collection costs, attorney fees and the highest interest rate allowable under New York Law.
If you are in Agreement to the foregoing, please sign and date below. Acacia Diversified Holdings, Inc.
Acacia Diversified Holdings, Inc.
By: /s/ Richard Pertile
NAME: RICHARD PERTILE
DATE: 3-1-17
TITLE: PRESIDENT
Almorli Advisors Inc.
By: /s/ Rich Berg
NAME: Rich Berg
TITLE: Manager
Almorli Advisors
The Chanin Building
380 Lexington Ave.,
17th Flr. New York, NY 10168
DATE:
TEL: 212 551 1025